Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Eileen Cassidy Rivera eileen.rivera@vangent.com
VANGENT, INC. ANNOUNCES THIRD QUARTER 2009
FINANCIAL RESULTS
— Government Group Drives Quarter-over-Quarter Revenue Growth of 12% —
Arlington, VA - November 10, 2009 — Vangent, Inc., a leading global provider of information management and strategic business process services, today announced its third quarter 2009 financial results.
Quarter-to-Quarter Comparison
Vangent reported revenue of $149.4 million for the quarter ended September 26, 2009, an increase of $16.0 million or 12.0% compared to $133.4 million in the year ago period.
The increase in total revenue reflects a $17.8 million or 16% increase in revenue for the Government Group, primarily attributable to new contract awards with the U.S. Department of Defense’s Military Health System, a new contract with the U.S. Department of Transportation and a new contract to support the U.S. Department of Education’s National Student Aid Data System.
Offsetting the increase in Government Group revenue was a 7% decline in International Group revenue to $17.0 million in the third quarter ending September 26, 2009 due to continuing fluctuations in foreign currency exchange rates, a contract termination in Venezuela and lower volume with contracts in Canada.
Human Capital Group revenue grew 8% to $7.7 million for the quarter ended September 26, 2009. The increase in revenue is due to the ongoing success of Vangent’s contract with the U.S. Air Force to modernize the Royal Saudi Air Force’s learning infrastructure in the Kingdom of Saudi Arabia, offset by lower volumes of the Group’s assessment products and training services.
Operating income was $5.1 million for the quarter ended September 26, 2009 compared to $10.7 million for the quarter ended September 27, 2008. The decrease in operating income was primarily due to start-up costs and lower than expected volume on a contract with Mexico’s Social Security agency as well as higher costs on various fixed price contracts in the Government Group. In addition, operating losses in the Human Capital Group reflect the adverse impact of lower revenue from higher margin assessment products and training services due to reductions in customer hiring patterns as a result of the continuing economic downturn.
Vangent reported a net loss of $5.3 million for the three months ended September 26, 2009 compared with a net loss of $0.4 million in the prior year quarter. Adjusted EBITDA was $13.8 million for the third quarter of 2009, compared with $20.3 million for the prior year quarter. The reduction in Adjusted EBITDA was primarily attributable to the decrease in operating income.

Contract Awards and Backlog
New business awards during the third calendar quarter of 2009, which totaled $111.6 million, included:
•	Data management contract with the U.S. Department of Transportation in support of the Car Allowance Rebate System (CARS), a key initiative of the Obama Administration’s stimulus package, valued at $8.8 million. In less than a month, Vangent processed over 400,000 “Cash for Clunkers” vouchers from car dealerships across the country which represented over half of the national processing volume;

•	Operations and Project Management contract for the U.S. Department of Education’s Federal Student Aid division to support the National Student Aid Data System as a subcontractor to BriefCase Systems Development valued at $19 million;

•	Single Sign-On and Context Management contract with the Military Health System valued at $20 million;

•	New Contract Management System for Tricare Management Activity valued at $6.9 million; and

•	Additional business related to Vangent’s work on the Traumatic Brain Injury & Behavioral Health contract valued at $6.4 million.
Vangent’s total contract backlog, which is the amount of revenue the Company expects to realize over the remaining term of the contracts, including the base period and all option years, totaled $2.2 billion at September 26, 2009, representing a 32% increase from December 31, 2008. The increase in total contract backlog is attributable to new business wins in Vangent’s Government Group.
“Vangent delivered strong revenue performance this quarter with solid overall growth in the Government Group,” said Mac Curtis, President and Chief Executive Officer of Vangent. “We were particularly pleased with the continuing growth of our Military Health business which has grown to over $165 million in two years. Our solid performance with our important CMS customer led to a key win this quarter with the Department of Transportation to support the Cash for Clunkers program. The Government Group’s strong revenue performance was dampened by lower than expected volume on our contract in Mexico, as well as the impact of the continuing economic downturn on the Human Capital Group. We are focused on efforts to turn around our contract with Mexico’s Social Security agency and strategies to continue the diversification of our Human Capital portfolio.”
Liquidity, Cash Flow and Balance Sheet Information
Total long-term debt at September 26, 2009 was $420.4 and cash and cash equivalents were $32.1 million. Net cash provided by operating activities was $23.0 million for the nine months ended September 26, 2009, compared to cash provided by operating activities of $10.9 million in the year ago period. Vangent’s total liquidity, which includes $50.0 million available under its revolving credit facility, was $82.1 million.
Q3 2009 Financial Results Conference Call: Will take place on Tuesday, November 10, 2009 at 11:00 am ET. Interested parties may call (877) 874-1568 and request the “Vangent Third Quarter 2009 Financial Results Conference Call,” conference ID #1337498.

Audio Replay: A replay of the earnings call can be heard after 2:00 p.m. on November 10, 2009 until November 24, 2009. To hear the replay, dial (888) 203-1112 and enter the same conference ID #1337498. For interested parties outside the U.S. and Canada, dial (719) 457-0820 and enter the same conference ID #.
Vangent’s third quarter 2009 financial statements including the Management Discussion and Analysis will be made available on the company’s website at www.vangent.com in connection with Vangent Q3 2009 Financial Results Conference Call.
About Vangent, Inc.
With over 7,000 employees worldwide, Vangent, Inc. is a global provider of Consulting, Systems Integration, Human Capital Management and Strategic Business Process services to the U.S. federal and international governments, higher education institutions and corporations. Clients include the Centers for Medicare & Medicaid Services, the U.S. Departments of Defense, Education, Health and Human Services, Justice, Labor, State and the U.S. Office of Personnel Management, as well as Fortune 500 companies. Headquartered in Arlington, Virginia, the company has offices throughout the U.S. and in the U.K., Canada, Mexico, Venezuela and Argentina.
Forward-Looking Statements
This press release contains forward-looking statements. Forward-looking statements are those that do not relate solely to historical fact. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “projects,” “likely,” “will,” “would,” “could” and similar expressions or phrases identify forward-looking statements. All forward-looking statements involve risks and uncertainties. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. In light of these risks and uncertainties, expected results or other anticipated events or circumstances discussed in this press release might not occur. We undertake no obligation, and specifically decline any obligation, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Vangent, Inc.
Condensed Consolidated Statements of Operations
(in thousands)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 26,	September 27,	September 26,	September 27,
	2009	2008	2009	2008
Revenue	$149,393	$133,391	$427,875	$400,800
Cost of revenue	128,567	106,470	362,742	329,570

Gross profit	20,826	26,921	65,133	71,230
General and administrative expenses	10,803	12,445	31,638	38,702
Selling and marketing expenses	4,967	3,757	13,849	11,963

Operating income	5,056	10,719	19,646	20,565
Interest expense and other, net	8,676	8,534	25,542	26,261

Income (loss) before income taxes	(3,620)	2,185	(5,896)	(5,696)
Provision for income taxes	1,647	2,632	4,519	5,728

Net loss	$(5,267)	$(447)	$(10,415)	$(11,424)

Statements of Operations Data as a Percent of Revenue
Revenue	100.0%	100.0%	100.0%	100.0%
Cost of revenue	86.1	79.8	84.8	82.2

Gross profit margin	13.9	20.2	15.2	17.8
General and administrative expenses	7.2	9.4	7.4	9.7
Selling and marketing expenses	3.3	2.8	3.2	3.0

Operating income margin	3.4	8.0	4.6	5.1
Interest expense and other, net	5.8	6.4	6.0	6.5

Income (loss) before income taxes	(2.4)	1.6	(1.4)	(1.4)
Provision for income taxes	1.1	1.9	1.0	1.5

Net loss	(3.5)%	(0.3)%	(2.4)%	(2.9)%

Vangent, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	September 26,	December 31,
	2009	2008

Assets
Current assets:
Cash and cash equivalents	$32,078	$21,134
Trade receivables, net	122,267	129,859
Prepaid expenses and other assets	19,848	12,413

Total current assets	174,193	163,406

Property and equipment, net	29,959	27,152
Goodwill and intangible assets, net	448,870	464,865
Deferred debt financing costs and other	8,997	10,851

Total assets	$662,019	$666,274

Liabilities and Stockholder’s Equity
Current liabilities:
Current portion of long-term debt	$594	$—
Accounts payable and accrued liabilities	75,993	73,172
Accrued interest payable	2,510	8,304
Other current liabilities	7,711	6,657

Total current liabilities	86,808	88,133

Long-term debt, net of current portion	419,772	420,366
Other liabilities	17,229	13,138

Total liabilities	523,809	521,637

Stockholder’s equity	138,210	144,637

Total liabilities and stockholder’s equity	$662,019	$666,274

Vangent, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Nine Months Ended
	September 26,	September 27,
	2009	2008
Cash flows from operating activities
Net loss	$(10,415)	$(11,424)
Depreciation and amortization	24,955	26,326
Equity-based compensation expense	776	839
Deferred income taxes	5,054	4,889
Net changes in operating assets and liabilities:
Trade receivables	8,238	574
Prepaid expenses and other assets	(4,053)	3,011
Accounts payable and other liabilities	(1,519)	(13,273)

Net cash provided by operating activities	23,036	10,942

Cash flows from investing activities
Acquisition, net of cash acquired	—	(3,892)
Capital expenditures	(12,193)	(6,796)

Net cash used in investing activities	(12,193)	(10,688)

Cash flows from financing activities
Repayment of senior secured term loan	—	(7,834)
Capital lease payments	(264)	(205)

Net cash used in financing activities	(264)	(8,039)
Effect of exchange rate changes on cash and cash equivalents	365	(217)

Net increase (decrease) in cash and cash equivalents	10,944	(8,002)
Cash and cash equivalents, beginning of period	21,134	26,093

Cash and cash equivalents, end of period	$32,078	$18,091

Vangent, Inc.
Reconciliation of GAAP to Non-GAAP Measures
(in thousands)
(unaudited)

					Twelve
					Months
	Three Months Ended		Nine Months Ended		Ended
	September 26,	September 27,	September 26,	September 27,	September 26,
	2009	2008	2009	2008	2009
Net loss	$(5,267)	$(447)	$(10,415)	$(11,424)	$(25,498)
Provision for income taxes	1,647	2,632	4,519	5,728	4,345
Interest expense, net	8,476	8,534	25,342	26,261	34,293
Depreciation and amortization	8,176	8,960	24,955	26,326	33,228

EBITDA (a)	13,032	19,679	44,401	46,891	46,368

Goodwill impairment charge	$—	$—	$—	$—	$16,751
Equity-based compensation expense	266	248	776	839	990
Net transition and contract settlement costs	132	87	392	3,419	1,529
Management fee and expenses	316	285	974	872	1,266
Other	33	—	487	131	971

Adjusted EBITDA (b)	$13,779	$20,299	$47,030	$52,152	$67,875

(a)	EBITDA is defined as net income (loss) before interest, income taxes, and depreciation and amortization. Management uses this measure as an indicator of operating performance. EBITDA is not an indicator of financial performance under generally accepted accounting principles (“GAAP”) or a measure of liquidity and may not be comparable to similarly captioned information reported by other companies. In addition, it should not be considered as an alternative to, or more meaningful than, income (loss) before income taxes, cash flows from operating activities, or other traditional indicators of operating performance.

(b)	Adjusted EBITDA is a financial measure used to calculate the leverage ratio, a financial covenant under the Company’s senior secured credit facility. Adjusted EBITDA is adjusted to exclude unusual and non-recurring items including (i) noncash goodwill impairment charge, (ii) equity-based compensation expense, (ii) non-recurring contract settlement costs, and (iii) certain costs resulting from our separation from Pearson plc net of certain overhead and infrastructure costs.
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